                                                                  Exhibit 10.11




                                LETTER AGREEMENT



                                                  November 22, 2000


NACCO Materials Handling Group, Inc.
650 N.E. Holladay Street
Suite 1600
Portland, Oregon 97232
Attn: Geoffrey D. Lewis

RE:  FINANCING FOR AUSTRALIAN NMHG SUBSIDIARIES

     Under the auspices of that certain International Operating Agreement dated April 19, 1998, as amended ("Operating Agreement") between General Electric Capital Corporation ("GE Capital") and you, GE Capital Australia ("GECA") and GE Capital Finance Pty Limited ("GECF") (GECA and GECF shall hereinafter be collectively referred to as "GE Capital Australia"), both wholly-owned subsidiaries of GE Capital, have each consented, individually and collectively, to enter into several financing arrangements with National Fleet Network Pty Limited ("NMHG Fleet") and NMHG Distribution Pty Ltd. ("NMHG Distribution") (NMHG Fleet and NMHG Distribution shall collectively be referred to as the "NACCO Subsidiaries"). NMHG Fleet and NMHG Distribution are Australian corporations which are affiliated to you and both serve to distribute your products throughout Australia. The Financing Transactions described below will facilitate the sale and distribution (directly and indirectly) of your products throughout Australia and you hereby agree that the benefits to you shall constitute adequate consideration for the guaranty contained herein. Additionally, the NACCO Subsidiaries have entered into a Letter of Offer with you dated on or about the date hereof wherein they have paid you a Guarantee Fee as further consideration for the guaranty contained herein.

     In consideration of the foregoing, by their respective signatures below, GE Capital and NACCO Materials Handling Group, Inc. ("NMHG") hereby agree that the Operating Agreement shall be amended to add the following as Section 3.7(1).

     3.7(1)  AUSTRIALIAN FINANCING TRANSACTIONS

     (a) The term "Financial Transaction Documentation" as hereinafter used shall collectively refer to all of the following:

          1. Master Operating Lease Agreement (No. 1) dated on or about the date hereof between GECA and NMHG Fleet as it may be amended from time to time.

          2. Master Operating Lease Agreement (No. 2) dated on or about the date hereof between GECA and NMHG Fleet as it may be amended from time to time.

          3. A$ Facility Agreement dated on or about the date hereof between GECA, GECF, NMHG Fleet and NMHG Distribution as it may be amended from time to time.

          4. Two Sale and Purchase Agreements dated on or about the date hereof between GECA and NMHG Fleet as it may be amended from time to time.

          5. Any and all documents or agreements related to the agreements set forth in 1, 2, 3 and 4 above.

     (b) NMHG does hereby guarantee to GE Capital Australia, individually and collectively, and to their respective successors and assigns, the due regular and punctual payment of any sum or sums of money which the NACCO Subsidiaries may owe to GE Capital Australia now or at any time hereafter arising out of the Financial Transaction Documentation, whether it represents principal, interest, rent, late charges, indemnities, an original balance, an accelerated balance, liquidated damages, a balance reduced by partial payment, a deficiency after sale or other disposition of any leased equipment, collateral or security, or any other type of sum of any kind whatsoever that the NACCO Subsidiaries may owe to GE Capital Australia now or at any time hereafter, and does hereby further guarantee to GE Capital Australia, individually and collectively, and to their successors and assigns, the due, regular and punctual performance of any other duty or obligation of any kind or character whatsoever that the NACCO Subsidiaries may owe to GE Capital Australia now or at any time hereafter (all such payment and performance obligations being collectively referred to as "Obligations"). NMHG does hereby further guarantee to pay upon demand all losses, costs, attorneys' fees and expenses which may be suffered by GE Capital Australia by reason of any NACCO Subsidiary's default or default of NMHG.

     (c) The Guaranty set forth in Subparagraph (b) above is a guaranty of prompt payment and performance (and not merely a guaranty of collection). Nothing herein shall require GE Capital Australia to first seek or exhaust any remedy against the NACCO Subsidiaries, its successor and assigns, or any other person obligated with respect to the Obligations, or to first foreclose, exhaust or otherwise proceed against any leased equipment, collateral or security which may be given in connection with the Obligations. It is agreed that GE Capital Australia may, upon any breach or default of the NACCO Subsidiaries, or at any time thereafter, make demand upon NMHG and receive payment and performance of the Obligations, with or without notice or demand for payment or performance by the NACCO Subsidiaries, or their respective successors or assigns, or any other person. Suit may be brought and maintained against NMHG, at GE Capital Australia's election, without joinder of any of the NACCO Subsidiaries or any other person as parties thereto.

     (d) NMHG agrees that its obligations under the above-described Guaranty shall be primary, absolute, continuing and unconditional, irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of NMHG): (a) the genuineness, validity, regularity and enforceability of the Financial Transaction Documentation or any other document;
(b) any extension, renewal, amendment, change, waiver or other modification of the Financial Transaction Documentation; (c) the absence of, or delay in, any action to enforce the Financial Transaction Documentation or this Letter Agreement; (d) GE Capital Australia's failure or delay in obtaining any other guaranty of the Obligations; (e) the release of, extension of time for payment or performance by, or any other indulgence granted to the NACCO Subsidiaries or any other person with respect to the Obligations by operation of law or otherwise; (f) the existence, value, condition, loss, subordination or release (with or without substitution) of, or failure to have title to or perfect and maintain a security interest in, or the time, place and manner of any sale or other disposition of any leased equipment, collateral or security given in connection with the Obligations, or any other impairment (whether intentional or negligent, by operation of law or otherwise) of the rights of NMHG; (g) the NACCO Subsidiaries' voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting the NACCO Subsidiaries or any of their respective assets; or (h) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

     (e) NMHG agrees that the above-described Guaranty shall remain in full force and effect or be reinstated (as the case may be) if at any time payment or performance of any of the Obligations (or any part thereof) is rescinded, reduced or must otherwise be restored or returned by GE Capital Australia, all as though such payment or performance had not been made. If, by reason of any bankruptcy, insolvency or similar laws effecting the rights of creditors, GE Capital Australia shall be prohibited from exercising any of its rights or remedies against the NACCO Subsidiaries or any other person or against any property, then, as between GE Capital Australia and NMHG, such prohibition shall be of no force and effect, and GE Capital Australia shall have the right to make demand upon, and receive payment from, NMHG of all amounts and other sums that would be due to GE Capital Australia upon a default with respect to the Obligations.

     (f) Notice of acceptance of the above-described Guaranty and of any default by the NACCO Subsidiaries or any other person is hereby waived. Presentment, protest demand, and notice of protest, demand and dishonor of any of the Obligations, and the exercise of possessory, collection or other remedies for the Obligations, are hereby waived. NMHG warrants that it has adequate means to obtain from the NACCO Subsidiaries on a continuing basis financial data and other information regarding the NACCO Subsidiaries and is not relying upon GE Capital Australia to provide any such data or other information. Without limiting the foregoing, notice of adverse change in either of the NACCO Subsidiaries' financial condition or of any other fact which might materially increase the risk of NMHG is also waived. All settlements, compromises, accounts stated and agreed balances made in good faith between the NACCO Subsidiaries, their respective successors or assigns, and GE Capital Australia shall be binding upon and shall not affect the liability of NMHG.

     (g) All payments due under the above-described Guaranty shall be made in Australian Dollars shall be calculated and made without any deduction, set-off, counterclaim or withholding whatsoever for, or on account of, any taxes, duties and fees which may be due as a result of such payment. All such taxes shall be borne by NMHG or, if under the provisions of applicable law this stipulation cannot be applied, NMHG shall increase the amount of any such payments due hereunder so that the net amount received by GE Capital Australia after such deduction or withholding (and after the payment of any additional taxes due to GE Capital Australia as a consequence of the payment of any such additional amount) shall be equal to the full amount which GE Capital Australia would have been paid had payment not been made subject to such taxes.

     (h) If, any payment due hereunder is paid to, or recovered by, GE Capital Australia in a currency (the "other currency") other than Australian Dollars for any reason whatsoever (including, without limitation, as a result of a judgment against NMHG or the liquidation of NMHG's assets), then, to the extent that such payment (or, in the case of a liquidation, the value as of the latest date for the determination of liabilities permitted by the applicable law) falls short of the applicable amount which is required to be paid hereunder based upon the rate of exchange for the other currency, NMHG shall, as a separate and independent obligation, fully indemnify GE Capital Australia against the amount of the shortfall. For the purposes of this paragraph, the term "rate of exchange" means the rate at which GE Capital Australia is able, at 11:00 a.m. (Sydney time), on the relevant date to purchase Australian Dollars in Sydney, Australia with the other currency.

     The amendment set forth above shall become fully effective as of the date set forth above. Additionally, by its signature below NMHG hereby acknowledges receipt of an accurate copy of the form of each of the Financial Transaction Documentation and all annexes, exhibits and schedules thereto which GE Capital Australia intends to execute on or before November 25, 2000 with the parties described above and represents that it understands and agrees to all of the terms and conditions contained therein.

     Except as modified hereby, the terms and conditions of the Operating Agreement shall remain in full force and effect.


                                        Very truly yours,
                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION



                                        By:_______________________________
                                        Name:_____________________________
                                        Title:____________________________



Accepted and Agreed to:
NACCO MATERIALS HANDLING GROUP, INC.





By: /s/ Geoffrey D. Lewis
   -------------------------
   Geoffrey D. Lewis
   Vice President